EXHIBIT 10.6

                   CONSULTING AND ADVISORY SERVICES AGREEMENT


         This CONSULTING AND ADVISORY SERVICES AGREEMENT for independent contractor consulting and advisory services ("Agreement") is made and entered into as of June 30, 2005 (the "Effective Date"), by and between Ronco Marketing Corporation, a Delaware corporation ("RMC"), and Ronald M. Popeil, an individual ("Consultant").

         WHEREAS, RMC, Ronco Inventions, LLC, Popeil Inventions, Inc., RP Productions, Inc., RMP Family Trust and Consultant have entered into that certain asset purchase agreement dated December 10, 2004 (the "Asset Purchase Agreement"), pursuant to which RMC is purchasing substantially all of the assets of Ronco Inventions, LLC, Popeil Inventions, Inc., and RP Productions, Inc.;

         WHEREAS, it is a condition to the closing of the transaction under the Asset Purchase Agreement that RMC and Consultant enter into this Agreement; and

         WHEREAS, RMC desires to retain Consultant as an independent contractor to perform certain consulting services for RMC and Consultant is willing to perform such services, on terms set forth more fully below.

         NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein, the parties, intending to be legally bound, hereby agree as follows:


         1. Services.

         (a) General Consulting and Advisory Services. In accordance with the terms and conditions set forth in this Agreement, during the Term (as defined below) Consultant agrees to render general business advice to RMC regarding operational and strategic matters for RMC related to the consumer home products business (the "Consulting Services") at such reasonable times during normal business hours as Consultant determines in his sole and absolute discretion and further subject to any prior commitments described in Section 1(c) below.

         (b) Personal Appearance Services. In accordance with the terms and conditions set forth in this Agreement, during the Term Consultant agrees to make certain personal appearances ("Personal Appearance Services"). Each personal appearance will be performed after reasonable notice to Consultant (as described below) at such reasonable times as Consultant determines in his sole and absolute discretion and in each case, unless marked by an asterisk (*), at Consultant's sole and absolute discretion.

                  (1) Chief Public Spokesperson. Upon at least 25 days prior written request from RMC, Consultant may make a personal appearance at the time and location and for the purpose specified in the written request to speak as RMC's "chief public spokesperson" for non-financial matters (principally product endorsements for the products acquired by RMC under the Asset Purchase Agreement or the New Product Development Agreement by and between RMC and Consultant, dated of even date herewith (the "New Product Development Agreement")). Such appearance may be in any form of media not otherwise covered in Section 1(b) of this Agreement. Such written request, must clearly identify the following

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matters, and any other matters reasonably requested by Consultant: (a) the date, time and location of such appearance, (b) the purpose of such appearance, (c) the form, nature and broadcast scope of the media for such appearance (e.g., television, radio, internet, print media interviews or some other form of media broadcast, a day-time talk show or variety show or some other nature, and whether the media is internationally, nationally or locally broadcast or some part thereof), (d) the reasonably anticipated time commitment for Consultant to make such personal appearance (including in the calculation the number of days to travel to and from such location), (e) a copy of any script or notice that a script for such appearance is being prepared and (f) the amount of compensation (including expense reimbursement) RMC is offering to pay Consultant for each calendar day of such personal appearance and travel to and from the location of such personal appearance. Consultant will have up to 15 days from receipt of such request to accept, in writing, such request to make the personal appearance or to negotiate with RMC and agree, in writing, on modified terms pursuant to which Consultant will make such personal appearance. If Consultant does not accept such written request in writing within such 15-day period, Consultant will be deemed to have rejected such request and will not be obligated to make such appearance. For purposes of clarity, Consultant will have the sole and absolute discretion to make such requested appearance and will have no obligation to make any such requested appearances.

                  (2) National Television Broadcasts. Upon at least 25 days prior written request from RMC, Consultant may make a personal appearance to promote the image of RMC (principally by promoting the products sold to RMC under the Asset Purchase Agreement or the New Product Development Agreement) by appearing on (a) national broadcast network (i.e., ABC, CBS, FBC, NBC, UPN and
WB) variety news or talk shows, such as "The Today Show" or "60 Minutes," or
(ii) nationally syndicated variety news or talk shows (e.g., "Oprah," "Ellen"). Such written request, must clearly identify the following matters, and any other matters reasonably requested by Consultant: (a) the date, time and location of such appearance, (b) the purpose of such appearance, (c) the type of broadcast for such appearance, (d) the reasonably anticipated time commitment for Consultant to make such personal appearance (including in the calculation the number of days to travel to and from such location), and (e) a copy of any script (including the interviewers proposed and final interview questions) or notice that a script for such appearance is being prepared. Consultant will have up to 15 days from receipt of such request to accept, in writing, such request to make the personal appearance or to negotiate with RMC and agree, in writing, on modified terms pursuant to which Consultant will make such personal appearance. If Consultant does not accept such written request, as may be modified above, in writing within such 15-day period, Consultant will be deemed to have rejected such request and will not be obligated to make such appearance. For purposes of clarity, Consultant will have the sole and absolute discretion to make such appearance and will have no obligation to make any such appearances. Notwithstanding the foregoing or anything to the contrary contained herein, in no event shall Consultant be asked to make more than six (6) such appearances in the aggregate per year nor shall Consultant be required to make any appearance hereunder on any show which is telecast on any so-called "direct response marketing" network (e.g., QVC, HSN, etc.).

                  (3) National Retailers. Upon at least 25 days prior written request from RMC, Consultant may make a personal appearance to promote the products sold to RMC under the Asset Purchase Agreement or the New Product


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Development Agreement at a Lead National Retailer. Such written request, must clearly identify the following matters, and any other matters reasonably requested by Consultant: (a) the date, time and location of such appearance, (b) the purpose of such appearance, (c) the name of the Lead National Retailer at which such appearance will take place, (d) the reasonably anticipated time commitment for Consultant to make such personal appearance (including in the calculation the number of days to travel to and from such location), and (e) a copy of any script or notice that a script for such appearance is being prepared. Consultant will have up to 15 days from receipt of such request to accept, in writing, such request to make the personal appearance or to negotiate with RMC and agree, in writing, on modified terms pursuant to which Consultant will make such personal appearance. If Consultant does not accept such written request, as may be modified above, in writing within such 15-day period, Consultant will be deemed to have rejected such request and will not be obligated to make such appearance. For purposes of this Section 1(b)(3), a Lead National Retailer will be a major national retail chain of stores (e.g., WalMart, Lowe's Home Improvement Warehouses, The Home Depot). For purposes of clarity, Consultant will have the sole and absolute discretion to make such appearance and will have no obligation to make any such appearances.

                  (4) Infomercials.* Consultant will make on-screen appearances in up to three (3) Infomercials per year for consumer products sold under the Asset Purchase Agreement or the New Product Development Agreement. However, RMC must provide Consultant with a written request at least 25 days prior to the scheduled start of principal photography of such Infomercial, requesting Consultant to appear in such Infomercial. Such written request, must clearly identify the following matters, and any other matters reasonably requested by
Consultant: (a) the date, time and location for such appearance(s), (b) the product being marketed and promoted in such Infomercial, (c) the reasonably anticipated time commitment/duration of Consultant to appear in such Infomercial (including in the calculation the number of days to travel to and from such location), and (d) a copy of any script or notice that a script for such Infomercial is being prepared. Consultant will have up to 15 days from receipt of such request to accept, in writing, such request to appear in such Infomercial or to negotiate with RMC and agree, in writing, on modified terms pursuant to which Consultant will appear in such Infomercial. If Consultant does not accept such written request in writing within such 15-day period, Consultant will be deemed to have rejected such request and will not be obligated to appear or otherwise participate in such Infomercial. For purposes of clarity, Consultant will have the sole and absolute discretion to participate in such requested Infomercial; provided, however, Consultant must appear in at least three (3) reasonably requested Infomercials per year. With respect to each Infomercial in which Consultant agrees to appear, Consultant shall have a right of prior, meaningful active consultation and reasonable approval over all material creative elements relating to such Infomercial, including without limitation the development of such Infomercial, the script for such Infomercial, the set design for such Infomercial, the host(s) or other spokespersons for such Infomercial, and all marketing and advertising materials relating to such Infomercial. For purposes of this Agreement, "Infomercial" means a long, information-rich, television advertisement not to exceed 30 minutes in length devoted exclusively to promoting goods. For purposes of clarity, Consultant will have satisfied his obligations under this Section 1(a)(4) if he appears for the principal photography (to the extent required) and participates in any looping or dubbing in connection therewith that is necessary for the completion of three


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(3) Infomercials in any consecutive 12 calendar months beginning on the
Effective Date and continuing until the expiration of the Term, regardless of whether any such Infomercial is ultimately broadcast or otherwise exploited in any manner.

                  (5) Investor "Road Shows". Upon at least 25 days prior written request from RMC, Consultant may make a personal appearance at an RMC investor "road show" to speak as to non-financial matters (principally product endorsements for the products acquired by RMC under the Asset Purchase Agreement or the New Product Development Agreement). Such written request, must clearly identify the following matters, and any other matters reasonably requested by
Consultant: (a) the date, time and location of such appearance, (b) the purpose of such appearance, (c) the parties to whom Consultant is requested to speak to, and (d) the reasonably anticipated time commitment for Consultant to make such personal appearance (including in the calculation the number of days to travel to and from such location). Consultant will have up to 15 days from receipt of such request to accept, in writing, such request to make the personal appearance or to negotiate with RMC and agree, in writing, on modified terms pursuant to which Consultant will make such personal appearance. If Consultant does not accept such written request in writing within such 15-day period, Consultant will be deemed to have rejected such request and will not be obligated to make such appearance. For purposes of clarity, Consultant will have the sole and absolute discretion to make such requested appearance and will have no obligation to make any such requested appearances.

         (6) Gourmet Show and Housewares Show.* Consultant will and attend and reasonably participate in the annual Gourmet Show* and the annual Housewares Show.* With respect to both the Gourmet Show and the Housewares Show, RMC must first, however, present Consultant with a written notice at least 25 days prior to the date of either show detailing the following information: (a) the date, time and location of Consultant's required appearance, (b) the reasonably anticipated time commitment/duration of Consultant's required appearance, (c) the product being marketed and promoted at such show and (d) the scope of Consultant's participation. Consultant will comply with all reasonable requests by RMC to participate in either show, one time per year for each show. For purposes of this Agreement, "Gourmet Show" means a gourmet food and cooking convention sponsored by __________ and "Housewares Show" means a housewares convention sponsored by _________ .


         (c) Preexisting Obligations. Notwithstanding anything in Section 1 of this Agreement to the contrary, Consultant's obligations hereunder are subject and subordinate to his preexisting obligations under that certain Agreement dated February 27, 2004, by and between IGT and Consultant (including, but not limited to, his personal appearance obligation at the Global Gaming Expo taking place in Las Vegas, Nevada in the fall of 2005), and under that certain Option Purchase Agreement dated February 2, 2001, by and among Lucky Brand Foundation and Home Box Office.

         (d) Services Distinct and Separate. The parties hereby acknowledge and agree that Consultant's obligations under each of subsections 1(a) and 1(b) above are separate, distinct and not conditioned upon Consultant's performance or fulfillment of any obligations under the other such subsection, and Consultant's failure or inability to render services under either of subsection 1(a) or 1(b) shall not be deemed a breach of Consultant's obligations under the


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other such subsection, nor shall any breach of either such subsection entitle
RMC to any right of offset, crediting or attachment to any consideration owing to Consultant under the other such subsection.

         2. Payment.

         (a) Cash Component.

                  (i) Consulting Services. Provided Consultant makes himself available (pursuant to the terms of subsection 1(a) above) to render the Consulting Services during the Term, RMC shall pay Consultant compensation in the amount of Five Hundred Thousand Dollars ($500,000.00) per year (the "Compensation") in equal monthly installments, payable on the first (1st) day of each month over the Term; provided that the first (1st) of such payments will be paid concurrently with the execution hereof. RMC will also reimburse Consultant for reasonable and customary business expenses incurred in connection with such Consulting Services so long as Consultant: (i) provides to RMC reasonable documentation relating to such expenses, and (ii) obtains prior authorization from RMC for any expenses which are reasonably expected to exceed $5,000. Each payment of the Compensation to Consultant will be made by wire transfer of immediately available funds to an account specified in writing by Consultant and all such payments shall be non-refundable. For the avoidance of doubt, Consultant's entitlement to the Compensation shall not be conditioned on Consultant's rendering of the Personal Appearance Services pursuant to subsection 1(b) above.

                  (ii) Personal Appearance Services. RMC shall pay Consultant the appearance fees, the amount and terms and conditions of which are set forth in Schedule I for each of the personal appearances described in Section 1(b) above. For the avoidance of doubt, Consultant's entitlement to the appearance fees set forth on Schedule I shall not be conditioned on Consultant's rendering of the Consulting Services pursuant to subsection 1(a) above.

         (b) Equity Component. Consultant will be eligible to receive stock options of RMC based on his contribution to RMC's growth, as determined by RMC's board at its sole discretion.

         3. Term and Termination.

         (a) The Term of this Agreement shall be three (3) years, commencing on the Effective Date set forth above (the "Term"), subject to early termination as set forth below. The Term may be extended by mutual agreement of the parties. Any extension will, however, be subject to the approval of the RMC board of directors.

         (b) Either party may terminate this Agreement (reserving cumulatively all other remedies and rights under this Agreement at in law and in equity) in the event that the other party materially breaches this Agreement by giving such other party thirty (30) days' written notice thereof explaining in reasonable detail the nature of the alleged breach; provided, however, that any such termination shall not be effective if the breach has been cured prior to the expiration of said thirty (30) days.

         (c) Upon termination of this Agreement for any reason, RMC shall pay to Consultant (or the Consultant's estate) all accrued but unpaid fees and expenses


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

due as of the date of termination and shall have no further obligations hereunder. The parties' respective rights and obligations under Sections 6,7,8,10,11,13,16, and 17 hereof shall survive the termination of this Agreement, regardless of the reason for such termination.

         4. Conflict of Interest Prohibited. Except with respect to Consultant's pre-existing obligations described in Section 1(c) above or as may be permitted under the New Product Development Agreement, during the term of this Agreement, Consultant will not enter into any consulting services, advisory services or employment agreement nor directly provide consulting or advisory services to any entity or person that is in direct competition with the business acquired in the Asset Purchase Agreement or pursuant to the New Product Development Agreement. Except to the extent a conflict arises with respect to Consultant's pre-existing obligations described in Section 1(c) above, the Asset Purchase Agreement or the New Product Development Agreement, Consultant hereby represents and warrants that the Consulting Services to be provided hereby will not result in any conflict of interest (which includes, without limitation, the use of another's confidential and proprietary information) with any of the Consultant's other contracts for services or other employment, if any, and Consultant covenants to take all actions necessary so that no such conflict arises during the Term of this Agreement.

         5. Independent Contractor Relationship. In accordance with the mutual intentions of RMC and Consultant, this Agreement establishes between them an independent contractor relationship, and all of the terms and conditions of this Agreement shall be interpreted in light of that relationship. There is no intention to create by this Agreement an employer-employee relationship.

         6. Indemnification. Consultant will, to the extent permitted by law, indemnify and hold harmless RMC from all claims, losses, and damages which may arise from the breach of any of the representations, warranties, or obligations under this Agreement. RMC will indemnify and hold harmless Consultant in connection with any third party proceeding arising by reason of or in connection with (e.g., as a result of Consultant's participation in investor "road shows") Consultant's services hereunder if Consultant is not in material uncured breach of this Agreement and has no obligation to indemnify RMC pursuant to the preceding sentence. In addition, for so long as Consultant is providing Consulting Services or Personal Appearance Services hereunder RMC shall include Consultant as a named insured under RMC's product, general liability and errors and omissions insurance policies (with combined limits of not less than Ten Million Dollars (US$10,000,000)), all of which policies shall be issued by reputable insurers with top A.M. Best (or substantially equivalent) ratings, and shall provide Consultant with certificates of insurance evidencing this coverage prior to any provision of Consulting Services or Personal Appearance Services hereunder.

         7. Consultant Responsible for Taxes. Without limiting any of the foregoing, Consultant agrees to: (i) accept exclusive liability for the payment of taxes or contributions for unemployment insurance or old age pensions or annuities or social security payments which are measured by the wages, salaries or other remuneration paid to Consultant or any of Consultant's Agents; and (ii) reimburse and indemnify RMC for such taxes or contributions or penalties which RMC may be compelled to pay. Consultant agrees to comply with all valid administrative regulations respecting the assumption of liability for such taxes and contributions.


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         8. Ownership of Work Product. All of the results and proceeds of
Consultant's services hereunder during the Term (including without limitation all products therefrom, if any) will belong exclusively to Consultant and will not be considered a work made for hire for RMC within the meaning of Title 17 of the United States Code. RMC and Consultant further acknowledge and agree that during the Term Consultant will be developing new products and potentially advising on improvements to products acquired under the Asset Purchase Agreement, the New Product Development Agreement or otherwise acquired by RMC and that all such products and/or improvements designed, developed or created by Consultant (with or without the assistance of third parties), if any, will belong to Consultant and may be sold by Consultant in his discretion to RMC, if at all, pursuant to the terms of the New Product Development Agreement.

         9. No Assignments by Consultant. Consultant may not assign or transfer any rights, or delegate any duties, under this Agreement without RMC's prior written consent, and any attempt of assignment, transfer or delegation without such consent shall be void. RMC may not assign or transfer any rights, or delegate any duties, under this Agreement without Consultant's prior written consent, and any attempt of assignment, transfer or delegation without such consent shall be void. Notwithstanding the foregoing, RMC may assign all its rights and delegate all its obligations as part of a merger, reorganization or sale of all or substantially all its assets.

         10. Governing Law. This Agreement shall be governed by the laws of the State of California without regard to principles of conflict of laws.

         11. Severability. If any provision of this Agreement or the application thereof is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect without regard to the invalidity of such provision, and this Agreement shall be construed as if such provision had never been contained herein.

         12. Waiver; Amendment. No waiver of any breach of any provision of this Agreement shall be construed to be, or shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach. This Agreement may be modified only with a written instrument duly executed by each of the parties

         13. Notice. All notices, requests, demands and other communications under this Agreement shall be deemed to have been sufficiently given either when delivered by hand, first-class mail (postage pre-paid, return receipt requested), private courier service or facsimile addressed to either party. Notices shall be effective only when addressed as follows (or as otherwise designated by proper notice under this Agreement):

                  RMC:                Ronco Marketing Corporation
                                      Attention:  Richard Allen
                                      21344 Superior Street
                                      Chatsworth, CA 91311
                                      Phone:  (818) 775-4602
                                      Fax:  (800) 434-5134


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                              With a copy to:

                                            Gilbert Azafrani, Esq.
                                            21344 Superior Street
                                            Chatsworth, CA 91311
                                            Phone:  (818) 775-4602
                                            Fax:  (818) 775-1386

         Consultant:                        Ronald M. Popeil
                                            1672 Waynecrest Drive
                                            Beverly Hills, CA 90210
                                            Phone:  (310) 273-4411
                                            Fax:  (310) 273-4483

                              With a copy to:

                                            Adams, Swartz & Landau L.L.P.
                                            18321 Ventura Boulevard, Suite 920
                                            Tarzana, CA 91356
                                            Phone:  (818) 705-4300
                                            Fax:  (818) 705-4259
                                            Attention: Brian Adams

      14. Compliance with Law. Consultant shall comply with any and all applicable laws and regulations relating to this services hereunder including but not limited to health, safety and security rules and regulations which are now in effect or which may become applicable.

      15. Mutual Drafters. Each party has cooperated in the drafting and preparation of this Agreement, and this Agreement shall not be construed against any party on the basis that such party was the drafter.

      16. Advice of Counsel. In entering this Agreement, each party hereto has relied upon the advice of counsel, or has been advised, and has had reasonable time and opportunity, to consult counsel of its own choosing. Each party, and its counsel, has completely read, fully understands, and voluntarily accepts the terms of this Agreement.

      17. Dispute Resolution. Any dispute arising out of or relating to this Agreement shall be resolved in accordance with the procedures set forth in
Section 11.10 of the Asset Purchase Agreement, which section shall be incorporated herein by reference. In the event of any arbitration or other action for the breach of this Agreement or misrepresentation by any party, the prevailing party in such arbitration or other action shall be entitled, in addition to all other relief, to reasonable attorneys' and experts' fees relating to such arbitration or other action, including attorneys' and experts' fees incurred in any proceeding to compel arbitration. The non-prevailing party shall be responsible for all costs of the arbitration or litigation, including but not limited to, the arbitration fees, court reporter fees, etc.

      18. Entire Agreement. This instrument constitutes and contains the entire agreement and final understanding between the parties, and supersedes all prior


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negotiations and agreements, proposed or otherwise, whether written or oral, covering the subject matter hereof.

      19. Section Headings. Section headings are used for ease of reference only and are not controlling.








                            [Signature Page Follows]


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      IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.



RONCO MARKETING CORPORATION

/s/ Karl Douglas
-------------------
By:  Karl Douglas
Its: President





CONSULTANT

/s/ Ronald M. Popeil
--------------------
Ronald M. Popeil


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                                   Schedule I

                                     Payment



Payment Terms:

Personal Appearance Fees

Chief Public Spokesperson
Consultant and RMC will negotiate the fee for chief public spokesperson on a fair and reasonable basis as and when appearance requests arise. Each payment hereunder to Consultant will be made by wire transfer of immediately available funds to an account specified in writing by Consultant and all such payments shall be non-refundable.

Nationally Broadcast Television Programs
RMC will pay Consultant, in advance (based on the estimated time commitment in the accepted written request notice), $10,000 per calendar day for appearances on Nationally Broadcast Television Programs. Such calculation will also include $10,000 per calendar day for travel to and from such Nationally Broadcast Television Programs. For any calendar days Consultant was required to participate to complete such obligation in excess of the amount prepaid (so long as such additional days are not the result of an unreasonable delay by Consultant), RMC will promptly pay Consultant upon completion of such personal appearance such additional fees, calculated in the same manner as above, as were not prepaid. Each payment hereunder to Consultant will be made by wire transfer of immediately available funds to an account specified in writing by Consultant and all such payments shall be non-refundable.

Lead National Retailers
RMC will pay Consultant, in advance (based on the estimated time commitment in the accepted written request notice), $10,000 per calendar day for appearances at Lead National Retailers. Such calculation will also include $10,000 per calendar day for travel to and from such Lead National Retailers. For any calendar days Consultant was required to participate to complete such obligation in excess of the amount prepaid (so long as such additional days are not the result of an unreasonable delay by Consultant), RMC will promptly pay Consultant upon completion of such personal appearance such additional fees, calculated in the same manner as above, as were not prepaid. Each payment hereunder to Consultant will be made by wire transfer of immediately available funds to an account specified in writing by Consultant and all such payments shall be non-refundable.

Production of Infomercials
RMC will pay Consultant, in advance, the sum of $50,000 for each infomercial Consultant participates in the production of (without residuals). Each payment hereunder to Consultant will be made by wire transfer of immediately available funds to an account specified in writing by Consultant and all such payments shall be non-refundable.


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Investor Road Shows, Gourmet Show and Housewares Show
RMC will pay Consultant, in advance (based on the estimated time commitment in the accepted written request notice), $50,000 per calendar day for appearances at "investor road shows," the Gourmet Show and the Housewares Show. Such calculation will also include $50,000 per calendar day for travel to and from such appearances. For any calendar days Consultant was required to participate to complete such obligation in excess of the amount prepaid (so long as such additional calendar days are not the result of an unreasonable delay by Consultant), RMC will promptly pay Consultant upon completion of such personal appearance such additional fees, calculated in the same manner as above, as were not prepaid. Each payment hereunder to Consultant will be made by wire transfer of immediately available funds to an account specified in writing by Consultant and all such payments shall be non-refundable.









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